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                                                                EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT


     This Agreement is made as of March 17, 1997 by and between HOTEL MEXICO, INC., an Ohio corporation (the "COMPANY"), and RONALD K. FULLER (the "EXECUTIVE").

                                 WITNESSETH

     WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

     WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.   EMPLOYMENT

     1.1 Employment as President and Chief Operating Officer.

         (a) The Company hereby employs Executive as President and Chief Operating Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chief Executive Officer and the Board of Directors of the Company (the "BOARD"). The Executive will perform those duties which are usual and customary for a President and Chief Operating Officer of a restaurant enterprise. Executive shall be employed at the Company's corporate offices. He shall perform his duties in a manner reasonably expected of a President and Chief Operating Officer of a restaurant company.

         (b) The Company shall use its best efforts to cause the Executive to be a member of the Board throughout the term of this Agreement and shall include him in the management slate for election as a director at every shareholders' meeting at which his term as a director would otherwise expire. In every case under this Agreement where action of the Board is required, such vote shall not include Executive's vote at any time that Executive is a member of the Board.

         (c) Executive shall be provided adequate human and financial resources to allow him to perform his duties hereunder. He shall participate with the Board and the Chief Executive Officer in establishing goals and plans for the Company, and he shall be in charge of the implementation of such goals and plans.

         (d) In the event that Stephen D. King ceases to be Chief Executive Officer of the Company, the Company shall appoint Executive as Chief Executive Officer.

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     1.2  Term.  Employment shall be for an initial term of up to two years commencing on January 6, 1997 and continuing until the earlier of (i) January 6, 1999 or (ii) the date Executive's employment terminates pursuant to Article III hereof. This Agreement shall be automatically renewed for three additional one (1) year terms unless the Board gives written notice of termination for "Cause" (as defined in Section 3.2(a) below) to Executive not less than ninety
(90) days prior to expiration of the initial term or the renewal term then in progress, as applicable.


II.  COMPENSATION, BENEFITS AND PERQUISITES

     2.1 Base Salary. The Company shall pay Executive an annualized base salary ("BASE SALARY") of $200,000 for the first year of this Agreement. The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The Board will review the Base Salary at least annually and may, in its sole discretion, increase it to reflect performance, appropriate industry guideline data or other factors.

     2.2 Bonuses. Executive shall receive an annualized base bonus ("BASE BONUS") of up to $50,000 for the first year of this Agreement, payable quarterly on the first quarterly anniversary of the first day of the term of this Agreement and each quarter thereafter, dependent upon Executive's satisfaction of certain criteria mutually agreed upon by Executive and the Board. The Board and Executive will review and, if mutually agreed, revise the criteria for the Base Bonus at least annually. In addition, Executive shall receive, within forty-five (45) days following the end of each fiscal quarter of the Company, 0.75% of the Company's EBITDA for the four quarters then ended, or such fewer number of quarters as the Company shall have then been conducting operations (the "INCENTIVE BONUS"), provided that no quarterly payment of Incentive Bonus shall exceed one-fourth of 150% of Executive's then-current Base Salary. The start-up costs associated with the Company's Kenwood restaurant and any future restaurants shall be excluded from all EBITDA calculations for purposes of this subsection.

     2.3 Moving Expenses. Executive shall receive a one-time payment of $15,000 for relocation expenses and shall also be reimbursed any reasonable sales commission paid by Executive relating to the sale of his home in Edina, Minnesota.

     2.4 Automobile Allowance. Executive shall receive an automobile allowance of $700 per month.

     2.5 Vacations. Executive shall be entitled to three weeks' paid vacation, or such greater amount of time as determined by the Board.

     2.6 Cafeteria Plan Benefits. In lieu of participating in any Company-sponsored welfare plans, Executive shall receive $20,000 per year in cafeteria plan benefits which Executive will utilize in his sole discretion for health, life, disability, and dental insurance or expenses, educational



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expenses, other personal expenses, and other benefits which the Company may from time to time make available.

     2.7 Attorney's Fees. The Company will pay Executive's reasonable cost of having this Agreement reviewed by counsel, up to a maximum of $1,000.


III. TERMINATION OF EXECUTIVE'S EMPLOYMENT

     3.1 Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive at any time for any reason; provided, however, that if Executive's employment is terminated by the Company during the term of this Agreement for a reason other than for Cause, or if Executive terminates his employment for "Good Reason" (as defined in Section 3.2(b) below), he shall continue to receive his Base Salary, Base Bonus, Incentive Bonus (the annual amount of which shall equal the sum of the Incentive Bonus payments made to Executive for the four quarters preceding termination) and the benefits listed in Sections 2.2 and 2.4 above for a period of two (2) years from the date of termination, if such termination occurs prior to consummation of an initial public offering of common stock by the Company; provided, that if Executive obtains other employment during such two (2) year period, the Company shall receive a dollar-for-dollar credit against its severance obligation hereunder with respect to compensation and benefits received by Executive in his new employment (except that in no event shall Executive receive less than one year's Base Salary, Base Bonus, Incentive Bonus and benefits). After such initial public offering, if Executive's employment is terminated by the Company for a reason other than for Cause or if Executive terminates his employment for Good Reason, he shall continue to receive his Base Salary for a period of one (1) year from the date of termination. The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Executive. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

     3.2 Definitions.  For purposes of this Agreement,

         (a) "Cause" shall mean only the following:  (i) commission of a felony;
(ii) theft or embezzlement of Company property or commission of similar acts involving moral turpitude; (iii) alcohol or drug abuse which, in the judgment of the Board, has rendered Executive incapable of carrying out his duties hereunder; or (iv) any other willful failure by Executive to substantially perform his material duties under this Agreement (excluding nonperformance resulting from disability), which willful failure is not cured within 30 days after written notice from the Chairman of the Board specifying the act of willful nonperformance or within such longer period (but no longer than 90 days in any event) as is reasonably required to cure such willful nonperformance. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause


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unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for this specific purpose.

         (b) "Good Reason" shall mean only the following: (i) Executive has been demoted; (ii) Executive has incurred a substantial reduction in his authority or responsibility; (iii) the Company fails to appoint Executive as Chief Executive Officer pursuant to the terms of Section 1.1(c); (iv) the Board elects to terminate Executive in lieu of permitting this Agreement to automatically renew pursuant to Section 1.2 for a reason other than Cause; or
(v) Executive is not continued as a member of the Board of Directors.

     3.3 Disability. If Executive has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability has continued for a period of more than 90 days, the Board may, in its discretion, terminate his employment under this Agreement.

     3.4 Notice. Executive must provide the Company with at least 30 days' written notice if Executive desires to terminate his employment under this Agreement.


IV.  CONFIDENTIALITY

     4.1 Prohibitions Against Use. Executive acknowledges and agrees that during the term of this Agreement he may have access to various trade secrets and confidential business information ("CONFIDENTIAL INFORMATION") of the Company. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly, or use such information in any other way during the term of this Agreement or for a period of two (2) years after the termination of this Agreement. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section 4.1 shall not apply to information known by Executive which (i) was in possession of Executive prior to receipt thereof from the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (iii) becomes available to Executive from a third party having the right to make such disclosure.

     4.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those provisions, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.


V.   NON-COMPETITION




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     5.1 Agreement Not to Compete.  Executive agrees that, on or before the date which is one (1) year after the date Executive's employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

         (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is entertainment-themed restaurants in the United States, such as, but not limited to, Rainforest Cafe, Plant Hollywood, Cheesecake Factory, Hard Rock Cafe, Dive!, and Dave & Busters. However, nothing in this subsection (a) shall preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

         (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this Section 5.1 are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.


VI.  MISCELLANEOUS

     6.1 Amendment. This Agreement may be amended only in writing, signed by both parties.


     6.2 Entire Agreement. Other than an Option Agreement dated [January 15, 1997] between the Company and Executive, this Agreement contains the entire understanding of the parties with regard to all matters contained herein. Other than such Option Agreement and this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement and such Option Agreement supersede all prior agreements relating to the employment of Executive by the Company.



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     6.3 Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.

     6.4 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

                If to the Company, to:

                         Hotel Mexico, Inc.
                         8260 NorthCreek Drive, Suite 140
                         Cincinnati, OH 45236
                         Attention: President

                If to Executive, to:

                         Ronald K. Fuller
                         6440 Indian Hills Pass
                         Edina, MN 55439

or to such other addresses as either party may designate in writing to the other party from time to time.

     6.5 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     6.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

     6.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio, without giving effect to conflict of law principles.

     6.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement or the breach of any exhibits attached to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American


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Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees. Notwithstanding anything in this Section 6.9 to the contrary, during the pendency of any dispute or controversy arising under or in connection with this Agreement or exhibits attached to this Agreement, the Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article IV and Article V.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                              HOTEL MEXICO, INC.



                               /s/ Stephen D. King
                              --------------------------
                              Stephen D. King
                              President



                               /s/ Ronald K. Fuller
                              --------------------------
                              RONALD K. FULLER


















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